Exhibit 99.5

Amcor Limited Long Term Incentive Plan

2012/13 Terms and Conditions

29 October 2012

1                           Introduction

These Terms and Conditions set out relevant information relating to the Award under the Long Term Incentive Plan for 2012/13 in addition to the information set out in your Offer Document. Your Award will be granted on the terms and conditions contained in your Offer Document, these Terms and Conditions and the Plan Rules. That is, the Offer Document, together with these Terms and Conditions and the Plan Rules, comprises the entire contractual terms and conditions governing the allocation of Awards to you.

Allocations being made to you under this offer are outlined in the Offer Document. The key features of the instruments being offered in Awards are outlined below:

Options

•        You have the right to acquire a Share at a future point in time upon exercise of the Option and payment of the Exercise Price

•        Vesting is dependent on satisfaction of time, performance-based and share price-based Vesting Conditions

•        The reward to you is equal to the ‘growth’ (if any) in the price of the underlying Share up to the time of exercise, relative to the Exercise Price.

Performance Rights

•        You have the right to acquire a Share at a future point in time

•        Vesting is dependent on satisfaction of time and performance-based Vesting Conditions

•        No Exercise Price is payable

•        The reward to you is the full value of the underlying Share

Definitions

Set out below are definitions for key terms applying to your Award which are used in these Terms and Conditions:

Term	Meaning

Amcor or Company	Amcor Limited.

ASX	Australian Securities Exchange.

Award	An Option or Performance Right granted under the Plan.

Base Date	The commencement or reference date for measurement of TSR. The Base Date for TSR will be 1 July 2012.

Board	The board of directors of the Company or a committee appointed by the board of directors of the Company.

Exercise Price

The price that must be paid by the Participant in order to exercise Options. The Exercise Price for the Options is specified in these Terms and Conditions. No amount is paid to exercise Performance Rights.

Expiry Date	The date on which an Award expires.

Financial Misstatement Circumstance

Circumstances or events which, in the opinion of the Board, may, or are  likely to affect the Group’s financial soundness or require re-statement of the Group’s financial accounts, including, without limitation, as a result of misrepresentations, errors, omissions or negligence.

Group	The Company and its subsidiaries.

Notice of Exercise	A duly completed and signed notice of exercise (where applicable) of an Award by a Participant, in the form approved by the Board from time to time.

Offer Document	The document provided to eligible employees inviting them to participate in the Plan.

Option	A right to acquire a Share at a future point in time upon meeting specified Vesting Conditions and upon exercise and payment of an Exercise Price.

Participant	Any eligible employee, as determined by the Board, invited to participate in, and to whom an Award is made, under the Plan.

Peer Groups	The groups of companies that Amcor has selected to measure its TSR performance against for the purpose of determining whether an Award has vested as described in Section 2.1.2.

Performance Condition	As set out in Section 2.1.1 and 2.2.1(i).

Performance Right	A right to acquire a Share at a future point in time upon meeting specified Vesting Conditions (no Exercise Price).

Plan	The Amcor Limited Long Term Incentive Plan.

Term	Meaning

Plan Rules	The rules governing the operation of the Plan, as amended from time to time.

Relevant Stock	An ordinary share in a company within a Peer Group by reference to which relative TSR performance will be assessed to determine vesting of Awards.

RoAFE	Return on Average Funds Employed (calculated on a continuing basis) in respect of a given period, as set out in Section 2.2.2 and 2.2.3

Share	One fully paid ordinary share in Amcor.

Share Price Condition	As set out in Section 2.2.1 (ii) and 2.2.2.

Test Date

The Test Date is no later than 31st August following the end of a Test Period, and is the time at which testing occurs to determine whether specified Vesting Conditions have been met during the relevant Test Period in respect of an Award.

Test Period	The period by reference to which Amcor will determine whether specified Vesting Conditions in respect of an Award have been satisfied.

TSR	Total Shareholder Return.

Vesting Conditions

Time and/or performance conditions or other conditions to vesting, as determined by the Board in its discretion and advised to a Participant in the Offer Document, and which must be met (or waived, in the Board’s discretion) before an Award vests and can be exercised or delivered.

Vesting Notice	A notice to a holder of an Award that, to the extent specified in the notice, the Vesting Conditions applicable to the Award have been satisfied, or waived by the Board in its discretion.

Vesting Period	The relevant period of time specified in these Terms and Conditions for an Award.

2                               Vesting

2.1                     Vesting Conditions - Performance Rights

Performance Rights included in your Award are subject to time and performance conditions.

This means that your Performance Rights will not vest and cannot be exercised until a certain point in time and dependent on the successful achievement of a performance condition. Once the time restriction has past and the performance condition is deemed satisfied your Performance Rights will vest and may be exercised and you will receive the Shares underlying your Performance Rights (see “Key dates” below).

The Board retains the discretion to alter the vesting conditions of Performance Rights in the event of any other material event (such as an acquisition or divestment) or other strategic initiative that affects Amcor’s capital structure and the relevance of the vesting conditions.

2.1.1           Performance Condition

The Performance Condition for Performance Rights will be Amcor’s relative TSR performance measured against two Peer Groups, and calculated as set out in Section 2.1.3 below. Half of the Performance Rights granted will be tested against Group 1, the other half against Group 2.

The following table sets out the percentage of Performance Rights that will vest depending on Amcor’s relative TSR ranking in the relevant Peer Group, as determined in accordance with the process set out in Section 2.1.3 below:

TSR ranking	Percentage of Performance Rights that will vest
Below the 50th percentile	0% of Performance Rights will vest.

At the 50th percentile	50% of Performance Rights will vest.

Above the 50th percentile and below the 75th percentile	50% of the Performance Rights will vest plus an additional 2% for each 1 percentile increase above the 50th percentile

At or above the 75th percentile	100% of Performance Rights will vest.

The following key dates are applicable to the testing of the Time and Performance Conditions.

Performance Condition key dates			Time Condition key dates
Base Date	Test Period starts	Test Period ends	Vesting Period starts	Vesting Period ends	Expiry
1 Jul 12	1 Apr 16	30 Jun 16	2 Nov 12	31 Oct 16	31 Oct 19

2.1.2           Peer groups for TSR comparison

Subject to the occurrence of any of the events set out in Section 2.1.4, the Peer Groups will comprise the following ASX listed companies and international industry peers:

Group 1 - ASX Listed Companies

Ansell Limited, Asciano Limited, Boral Limited, Brambles Limited, Coca-Cola Amatil Limited, Cochlear Limited, Computershare Limited, Crown Limited, CSL Limited, David Jones Limited,

Downer EDI Limited, Echo Entertainment Group Limited, Goodman Group, Harvey Norman Holdings Limited, Incitec Pivot Limited, James Hardie Industries Se, JB Hi-Fi Limited, Leighton Holdings Limited, Metcash Limited, Myer Holdings Limited, Primary Health Care Limited, Qantas Airways Limited, Ramsay Health Care Limited, ResMed Inc, Seek Limited, Sonic Healthcare Limited, Sydney Airport Holdings Limited, Tabcorp Holdings Limited, Tatts Group Limited, Telstra Corporation Limited, Toll Holdings Limited, Transurban Group, Treasury Wine Estates Limited, UGL Limited, Wesfarmers Limited, Woolworths Limited.

Group 2 - International Industry Peers

Ball Corporation, Bemis Company, Inc., Constar International Inc, CCL Industries Inc, Crown Holdings, Inc., Graphic Packaging Holding Company, Huhtamaki Oyj, Huangshan Novel Co Ltd, International Paper Company, Mayr-Melnhof Karton AG, MeadWestvaco Corp., Owens-Illinois Inc., Rexam plc, RPC Group plc, Sealed Air Corp., Silgan Holdings Inc., Sonoco Products Company, and Winpack Ltd.

2.1.3           TSR comparison - methodology

Relative TSR performance will be based on the percentile achieved by the ‘Average Amcor TSR’ relative to the ‘Average Comparator TSR’ of each company in the relevant Peer Group, measured in each case, as described below, from the Base Date. The terms Average Amcor TSR and Average Comparator TSR are explained below.

Amcor will calculate the Average Amcor TSR and the Average Comparator TSR of each company in the relevant Peer Group as described below, subject to Section 2.1.4.

(a)                                 The Company will calculate the Average Amcor TSR and the Average Comparator TSR for each Relevant Stock no later than 31st August following the end of the Test Period (the Test Date).

(b)                                 The Average Amcor TSR will be equal to the sum of the Amcor TSR on each of the trading days during the Test Period, divided by the number of trading days in the Test Period, subject to paragraph (e).

(c)                                  The Average Comparator TSR for each Relevant Stock will be equal to the sum of the TSR for that Relevant Stock on each of the trading days (for the Relevant Stock on the applicable securities exchange) during the Test Period, divided by the number of those trading days in the Test Period, subject to paragraph (e).

(d)                                 Both the Amcor TSR and the TSR for each Relevant Stock will be based on closing share price movements on ASX (or, in respect of international companies in the Peer Group, on the principal securities exchange on which the Relevant Stock is quoted), plus dividends paid on the shares (on a pre-tax basis) notionally reinvested to purchase additional shares at the closing market price prevailing on the date the shares begin trading ex the relevant dividend. As far as possible, this will be determined in the same way as changes in the ASX Accumulation Indices are determined.

(e)                                  The Board may, in its discretion, disregard any changes in the Amcor TSR or the TSR for each Relevant Stock due to an anomaly, distortion or other event which is not directly related to the financial performance of the Company or another company in the relevant Peer Group. This is intended to preserve equity between the Company and Participants. See section 2.1.4 below for further information.

Amcor will determine Amcor’s relative TSR ranking in each Peer Group in accordance with the above principles. Its determination of Amcor’s relative TSR rankings will be final in the absence of manifest error.

Information on Amcor’s relative TSR performance will be made available to you during the Test Period.

Performance Rights that have vested may be exercised at any time (except in circumstances outlined in Section 3.3 and subject to Amcor policies) until the Expiry Date.

Any unvested Performance Rights will lapse at the end of the Vesting Period. The Performance Condition will not be re-tested.

2.1.4           Events that could impact the calculation of TSR and the structure of Amcor’s Peer Groups for the purposes of calculating Amcor’s TSR ranking

Certain events may occur which could affect the structure of the Peer Groups and therefore whether a stock is considered to be a Relevant Stock for the purposes of calculating the TSR for each Relevant Stock in each Peer Group.

The below table sets out some of the events, as well as the implications of these events, that may occur which could affect the structure of the Peer Groups. The Board has the discretion to determine how these events will be treated at the time they arise. Where relevant, the Board may in its discretion apply similar principles in respect of any such events affecting Amcor. Any event which arises which is not listed below (including but not limited to any other material event or other strategic initiative that affects Amcor’s capital structure and/or the relevance of a share in a Peer Group) will be dealt with at the Board’s discretion.

Event	Implication
Takeover, mergers and acquisitions	If a company in a Peer Group is taken over, that company will be removed from the Peer Group. If the acquiring company is in a Peer Group, that company will remain in the Peer Group.
Company failure (eg liquidation)	If there is a company failure, that company will be removed from the relevant Peer Group.
Demerger	The demerged companies will be removed from the relevant Peer Group.
Capital reconstruction	If appropriate, an adjustment to the TSR calculation will be made, depending on the nature of the event.
Capital returns	If appropriate, an adjustment to the TSR calculation will be made, depending on the nature of the event.
Shares suspended at the Test Date	Where a company’s shares are suspended during the Test Period, the effect of that suspension on the TSR calculation will be determined at the discretion of the Board.
Delisting	Where a company is de-listed from the ASX or other relevant exchange, the company will be removed from the relevant Peer Group.

2.2                               Vesting Conditions - Options

Options included in your Award will be subject to time, performance and share price conditions.

This means that your Options will not vest and cannot be exercised, and you will not receive the Shares underlying those Options until a certain point in time, and the number of Options which vest and may be exercised (and therefore the number of Shares you will receive) will be dependent on the successful achievement of performance and share price conditions (see “Time Condition key dates” below).

2.2.1                     Vesting Conditions

Options are subject to two Vesting Conditions:

•                 achievement of a specified percentage target for Amcor’s RoAFE (Performance Condition); and

•                 for those Options in respect of which the Performance Condition is deemed to be satisfied, a Vesting Condition based on Amcor’s share price (Share Price Condition).

i)                Performance Condition

The Performance Condition for Options will be RoAFE, or Return on Average Funds Employed. It measures Amcor’s return on assets, calculated on a continuing basis. Specifically, it is a measure of the annualised profit before interest and tax (PBIT) earned by Amcor during a reporting period, as a percentage of the average funds employed by Amcor during the reporting period as outlined in 2.2.3.

The following table sets out the indicative RoAFE hurdle and the percentage of Options that will vest based on that RoAFE performance:

RoAFE performance	Percentage of Options that will vest
Less than 13.5%	0% of Options will vest.
Equal to 13.5%	50% of Options will vest.
Greater than 13.5% but less than 16.0%	Straight line basis applies between 13.5% and 16.0%.
Equal to or greater than 16.0%	100% of Options will vest.

The Board will determine the final RoAFE hurdle, to be used for the purposes of determining the percentage of Options that may vest, by no later than 30 June 2015. This is to allow the Board flexibility to increase the RoAFE hurdle (e.g. in the event of a windfall following a divestment) or decrease the RoAFE hurdle (e.g. so as not to discourage management from pursuing acquisition opportunities in the event they have adverse consequences on RoAFE). The Board may also at its discretion change the structure of the RoAFE hurdle, in the event of any other material event or other strategic initiative that affects Amcor’s capital structure and the relevance of the RoAFE hurdle as the Performance Condition.

ii)            Share Price Condition

In relation to any Option for which the Performance Condition is deemed to be satisfied, the Share Price Condition will then be tested. Refer to section 2.2.2(b) for how the Share Price Condition will be satisfied.

iii)        Summary of key dates applicable to the testing of the Performance and Share Price conditions

Performance Condition key dates		Share Price Condition	Time Condition key dates
Test Period starts	Test Period ends	Testing based on 5 trading days immediately preceding:	Vesting Period starts	Vesting Period ends (Both Performance & Share Price Condition deemed to be satisfied)	Vesting Period ends (Where Share Price Condition NOT deemed to be satisfied at 31 Oct 16)	Expiry
1 Jul 15	30 Jun 16	30 Jun 16 (if not satisfied, see 2.2.2 (b) below)	2 Nov 12	31 Oct 16	1 Oct 2019	31 Oct 2019

2.2.2                     Methodology

RoAFE performance and the Share Price Condition will be assessed as follows:

(a)         RoAFE performance will be based on RoAFE as at 30 June 2016 (i.e. the financial year ending on that date). Amcor will determine RoAFE performance no later than 31st August following the end of the Test Period. The Performance Condition will not be re-tested;

(b)         In relation to any Option for which the Performance Condition is deemed to be satisfied, the Share Price Condition will then be tested. The Share Price Condition will be satisfied if the volume weighted average price of Shares on ASX over the five trading days prior to 30 June 2016 exceeds the Option exercise price. If the Share Price Condition is not satisfied, testing will continue monthly using the volume weighted average price of Shares on ASX over the five trading days prior to the end of each calendar month until the earlier of vesting or Expiry of the Option.

Any unvested Options will lapse at the end of the Vesting Period.

Information on Amcor’s RoAFE performance will be made available to you during the Test Period.

2.2.3                     RoAFE

Funds employed’ for this purpose is a balance sheet measure for management reporting. Using the asset side approach, it is the sum of:

•                 working capital;

•                 current assets (excluding cash and short term deposits);

•                 non-current assets;

•                 current liabilities (excluding borrowings); and

•                 non-current liabilities (excluding borrowings).

Average funds employed is calculated in respect of a reporting period as the total of the funds employed each month from July to the end of the relevant reporting period, divided by the number of months from (and including) July to the end of the relevant reporting period.

The following example calculation of RoAFE is based on a notional September reporting period (ie July to September):

	July	August	September
Funds Employed	$1,000	$1,050	$1,030

Average Funds Employed = (1,000 + $1,050 + $1,030) / 3 = $1,027

Year to date PBIT to September = $35

Annualised PBIT = 35 / 3 x 12 = $140

RoAFE = 140 / 1,027 = 13.6%

Amcor will determine RoAFE in accordance with the above principles. Its determination of RoAFE will be final in the absence of manifest error.

Options that have vested may be exercised at any time (except in circumstances outlined in Section 3.3 and subject to Amcor policies) until the Expiry Date.

As noted above in 2.2.2, any unvested Options will lapse at the end of the Vesting Period. The Performance Condition will not be re-tested. If the Performance Condition is satisfied but the Share Price Condition is not, it will continue to be tested at the end of each calendar month using the volume weighted average price of Shares on ASX during the five trading days prior to the end of the final day of the relevant calendar month, until the earlier of vesting or expiry of the Options.

3                                         Exercise and expiry conditions

Where the Vesting Conditions have been met, you may exercise your Awards (where they require exercise) until the relevant Expiry Date, except in circumstances outlined in Section 3.3, subject to Amcor policies, and, in the case of Options, where allowed by section 3.1

Upon exercise of Awards, you will acquire one Share in Amcor for each Option or Performance Right exercised (subject to any adjustment as noted below and to satisfactory arrangements being agreed to ensure payment or reimbursement of any applicable statutory withholdings - refer section 5.2 below). You will receive full voting and dividend rights corresponding to the rights of all other holders of Shares in Amcor.

3.1                               Exercise Price

The Exercise Price of Options (being the amount that must be paid by you in order to exercise the Options) for this Award is AUD$7.31 which is based on the volume weighted average price of Shares on the ASX over the 20 trading days including and following 1 July 2012. The Exercise Price (and the number of Shares that may be delivered on exercise of an Option) may be adjusted in accordance with the Listing Rules of the ASX in the event of a reorganisation of the issued ordinary share capital of Amcor, or otherwise as contemplated by the Plan Rules.

Options may only be exercised where the Amcor share price at the date of exercise exceeds the Exercise Price determined at the date of grant or as adjusted in the event of a reorganisation of the issued ordinary share capital of Amcor, or otherwise as contemplated by the Plan Rules).

No Exercise Price is payable upon exercise of Performance Rights. However, the number of Shares that may be delivered on exercise of a Performance Right may be adjusted in accordance with the Listing Rules of the ASX in the event of a reorganisation of the issued ordinary share capital of Amcor, or otherwise as contemplated by the Plan Rules.

If you require the current market price of Shares at any time until the due date for applications specified in Section 6 (or, if you are issued Performance Rights and Options under these Terms and Conditions, until all of those Performance Rights and Options have expired or been exercised), Amcor will provide you with that information within a reasonable time of such a request being made, by mail or email to your Amcor work or email address, or to the address notified in your request. Requests can be made to:

amcshareplans@computershare.com.au or go to www.amcor.com

The information provided will represent the quoted closing price of Shares on the ASX on the last trading day preceding your request on which Shares were traded.

3.2                               General expiry conditions

Any unvested Awards will lapse at the end of the relevant Vesting Period.

Awards (that require exercise) that have vested during the Vesting Period will remain exercisable until the relevant Expiry Date, and subject to compliance with Amcor policies. Following this time, any vested Awards that remain unexercised will expire.

3.3                               Exercise or expiry of Awards in different employment circumstances

Cessation of employment will have different consequences on the ability to exercise vested Awards, depending on the circumstances of the termination. For unvested Awards, the consequences of cessation of employment will also differ depending on the circumstances involved. The table below sets out how vested and unvested Awards will be treated in different cessation of employment circumstances.

In certain circumstances on cessation of employment (including retirement, retrenchment and expiry (and non-renewal) of contract), and to the extent that Amcor is permitted by law to do so, Amcor will settle the unvested Performance Rights and Options awarded to you by way of a cash payment on exercise rather than by way of ordinary shares, unless the Board determines otherwise. In respect of a Performance Right, the amount of any such cash payment would be equal to the market value of an Amcor ordinary share as at the date of exercise of the Performance Right. In respect of an Option, the amount of any such cash payment would be equal to the difference between the market value of an Amcor ordinary share as at the date of exercise of the Option and the Exercise Price. Performance Rights and Options that are unvested at the date of termination but remain on foot after termination, will be deemed to be exercised on the date they vest in the ordinary course, unless the Board decides otherwise.

Circumstance	Vested (unexercised) Awards	Unvested Awards
Retirement	Exercisable for a period of 90 days following termination.	Subject to Board Discretion×*

Voluntary resignation	Exercisable for a period of 90 days following termination.	Immediate expiry*.

Retrenchment (at company’s instigation)	Exercisable for a period of 90 days following termination.	Subject to Board Discretion.×*

Death or permanent disablement	Exercisable for a period of 90 days following death or permanent disablement of the Participant.	Immediate expiry.×*

Performance related termination	Exercisable for a period of 90 days following termination.	Immediate expiry.

Expiry (and non- renewal) of contract	Exercisable for a period of 90 days following the end of the term contract.	Subject to Board discretion.*

Summary termination (for gross misconduct)	Immediate expiry.	Immediate expiry.

×                 Retirement in relation to a Participant means that the Participant has voluntarily resigned from Amcor and the Board is of the view that the employee is unlikely to re-enter the workforce. Retrenchment is as defined by the Board. Permanent disablement in relation to a Participant means that the Participant has, in the opinion of the Board, after considering such medical and other evidence as it sees fit, become incapacitated to such an extent as to render the Participant unlikely to engage in an equivalent occupation for which he or she is reasonably qualified by education, training or experience.

*                 The Board has the discretion to determine the treatment applying to some or all of the Vesting Conditions in certain circumstances (including retirement, retrenchment and expiry (and non-renewal) of contract). The Board also has discretion to determine that Awards do not lapse on cessation of employment and to determine the treatment applying to some or all of the Vesting Conditions applying to those Awards in special circumstances (such as, but not limited to death, and permanent disablement). This discretion may be utilised to apply pro-rated vesting for the time served, and/or to apply a varied performance condition (for example, TSR performance from the time the Award was allocated until the occurrence of the special circumstance) and/or to provide that the performance condition continues to apply and the Award remains ‘on foot’ except that any continuous service requirement no longer applies. Where this discretion is applied and some or all the Awards vest, they will be exercisable by the Participant for a period of 90 days. Unless the Board decides otherwise, the Board will exercise this discretion in accordance with its policy for the treatment of Awards in certain predetermined circumstances (including retirement, retrenchment and expiry (and non-renewal) of contract). In exercising its discretion the Board may have regard to any circumstances it considers relevant, including laws relating to termination benefits and the Board’s prior practice. Note that certain jurisdictions may not allow for the immediate expiry of unvested awards in certain termination circumstances. In this situation the Board will have full discretion to determine the most appropriate outcome for the Participant and the Company.

Circumstance	Vested (unexercised) Awards	Unvested Awards
Parental leave	Awards continue to be subject to normal exercise conditions.	Subject to Board discretion.+

Extended unpaid leave	Awards continue to be subject to normal exercise conditions.	Subject to Board discretion.+

Change in control of the company	Exercisable up to the change in control event.	Subject to Board discretion. #

Material transaction or strategic initiative affecting Amcor’s capital structure, i.e. acquisition and/or divestment	Exercisable up to the material transaction.	Subject to Board discretion. #

+                 Subject to Board discretion, a portion of the unvested Awards may expire. The portion that lapses should take into account the length of leave taken by the Participant.

#                 The Board (being the Amcor Board in place prior to the change in control/material transaction/strategic initiative affecting Amcor’s capital structure) has full discretion under change in control/material transaction circumstances. This is done to give the Board full flexibility to manage Awards according to what is appropriate for the company and Participants at that time. Alternatives may include waiving Vesting Conditions which have not been satisfied, replacement of unvested Awards with Awards in the acquiring company, satisfying Awards by delivering shares in the acquiring company, allowing Awards to be disposed of by the Participant or vesting Awards on a pro-rata basis.

#                 The Board (being the Amcor Board in place prior to the change in control/material transaction/strategic initiative affecting Amcor’s capital structure) has full discretion under change in control/material transaction circumstances. This is done to give the Board full flexibility to manage Awards according to what is appropriate for the company and Participants at that time. Alternatives may include waiving Vesting Conditions which have not been satisfied„ replacement of unvested Awards with Awards in the acquiring company, satisfying Awards by delivering shares in the acquiring company, allowing Awards to be disposed of by the Participant or vesting Awards on a pro-rata basis.

4                                         Restrictions and conditions

4.1                               Misconduct

Awards, or Shares delivered on exercise of Awards, will be forfeited where the Board has determined under Rule 5 of the Plan Rules that the Participant has committed any act of fraud or defalcation or gross misconduct in relation to Amcor or an Amcor group company. Where Awards or Shares are forfeited, the Participant will not be entitled to any cash compensation for the forfeiture of the Awards or Shares and the Board will have the discretion to determine how any rights in respect of Shares are to be dealt with. This forfeiture condition applies to all Awards whilst they are unvested and to vested Awards and Shares delivered on exercise of Awards for 3 years from the date of vesting of the relevant Award.

4.2                               Restriction on hedging of unvested Awards

Unvested Awards may not be transferred, assigned or encumbered without the prior written approval of the Board.

You are restricted from hedging the value of unvested Awards and may not enter into a derivative arrangement in respect of unvested Awards granted under the Plan. Breaches of this restriction will result in the Awards being forfeited by you, at the discretion of the Board. Where Awards are forfeited, you will not be entitled to any cash compensation for the forfeiture of the Awards.

4.3                               Breach of corporate governance principles

Awards, or Shares delivered on exercise of Awards, will be forfeited under Rule 5 of the Plan Rules, at the discretion of the Board, where you are found to have committed a serious breach of the Company’s corporate governance policies and principles. Where Awards or Shares are forfeited, you will not be entitled to any cash compensation for the forfeiture of the Awards or Shares and the Board will have the discretion to determine how any rights in respect of Shares are to be dealt with. This forfeiture condition applies to all Awards whilst they are unvested and to vested Awards and Shares delivered on exercise of Awards for 3 years from the date of vesting of the relevant Award.

4.4                               Disposal restriction

Any unvested Awards may not be disposed of or transferred, subject to the discretion of the Board and for any periods determined by the Board in accordance with the Plan Rules.

4.5                               Transfer or Sale of Vested Awards

Transfer before exercise:

In limited circumstances, the Board may permit you to transfer vested but unexercised Awards to a third party, subject to compliance with the Amcor Share Trading Policy, any minimum shareholding requirement as determined by the Board from time to time, and subject to any disposal restrictions and any forfeiture conditions imposed under the Plan Rules and these Terms and Conditions.

Sale after exercise:

Once Awards have vested, and you have exercised Awards where they require exercise, any Shares acquired can be sold at any time subject to compliance with the Amcor Share Trading Policy, any minimum shareholding requirement as determined by the Board from time to time, and subject to any disposal restrictions and any forfeiture conditions imposed under the Plan Rules.

Tax on transfer or sale:

In the event of the transfer or sale of Vested Awards, you may be subject to tax under the provisions of the tax authorities in the jurisdiction in which you are located. You are responsible for seeking your own professional tax advice which is tailored to your personal circumstances and covers all of the tax matters relating to your participation in the Plan.

4.6                               Clawback

Awards, or Shares delivered on exercise of Awards, may be forfeited at the Board’s discretion under Rule 5 of the Plan Rules, where the Board determines that:

(a)         the Award vested, or may vest, as the result of the fraud, dishonesty, or breach of obligations of a person other than the Participant and, in the opinion of the Board, the Award would not otherwise vest or have vested;

(b)         there is a Financial Misstatement Circumstance;

(c)          Amcor, or if applicable, an Amcor Group Company, is required or entitled by law to reclaim an overpaid bonus or other amount from the Participant;

(d)         the Award is, or was, made to a Participant in error, or on the basis of a misrepresentation or an omission, or on the basis of facts or circumstances that were later, in the opinion of the Board, proven to be untrue or inaccurate.

Where your Award, or part of your Award, or some or all of the Shares delivered on exercise of your Award are forfeited, you will not be entitled to any cash compensation for the forfeiture of the Awards or Shares and the Board will have the discretion to determine how any rights in respect of Shares are to be dealt with. This forfeiture condition applies to all Awards whilst they are unvested and to vested Awards and Shares delivered on exercise of Awards for 3 years from the date of vesting of the relevant Award.

5                                         Documentation

5.1                               Additional documents

Your Offer Document, together with these Terms and Conditions and the Plan Rules, comprises the entire contractual terms and conditions governing the allocation of Awards to you. Please ensure you retain a copy of your Offer Document and these Terms and Conditions.

The principal documents governing the operation of the Amcor Long Term Incentive Plan are the Plan Rules and the Offer Document accompanied by these Terms and Conditions. These Terms and Conditions summarise the relevant Plan Rules as they apply to the Awards. Where there is an inconsistency between the Plan Rules, the Offer Document, and the Terms and Conditions, the Plan Rules will prevail to the extent of the inconsistency.

Paper copies of the Plan Rules can be requested from your divisional HR Manager. Copies will be provided to you without charge within a reasonable time of your request.

You should not rely upon any oral statements made to you in relation to this offer. You should carefully read the Offer Document, these Terms and Conditions and the Plan Rules. Any advice provided in relation to this offer is general advice only. Amcor cannot and does not provide specific advice in relation to your participation in the Plan. The Offer Document and these Terms and Conditions do not constitute investment advice nor any recommendation by the Company regarding your participation in the Plan. If you have specific queries in relation to this offer, your Award or your participation in the Plan having regard to your own particular circumstances it is strongly recommended that you seek your own financial product advice (which is tailored to your personal circumstances) from an independent person who is licensed to give such advice.

5.2                               Referral documents

For information concerning how a future re-organisation of Amcor’s share capital or a change in control event may affect the operation of this Plan, please refer to the Plan Rules.

It is strongly recommended that you seek your own professional tax advice which is tailored to your personal circumstances and covers all of the tax matters relating to your participation in the Plan.

In the event that Amcor reasonably believes it has an obligation to account for taxes, levies or charges of a similar nature in connection with the grant of Awards, you will be required to reimburse the Company for the amounts payable. If alternative arrangements cannot be agreed to, the Company will be entitled to take such action as it sees fit to recover amounts payable, which may include, without limitation, the sale of sufficient Shares.

6                                         Acceptance

You do not need to take any further action in order to participate in the 2012/13 Long Term Incentive Plan and receive your Award.

If you do not want to participate in the 2012/13 Long Term Incentive Plan and receive your Award, you will be required to complete a Rejection Form by 9 November 2012.

A Rejection Form can be obtained via Computershare’s website or from your HR representative.

If you do not lodge a Rejection Form, your Award will be granted on or around 20 November 2012.

If you participate in the 2012/13 Long Term Incentive Plan and receive an Award, you agree to:

•                  the grant of the Award on the terms set out the Offer Document, these Terms and Conditions and the Plan Rules;

•                  be bound by the Plan Rules (as varied from time to time pursuant to the terms of the Plan), the Offer Document and these Terms and Conditions;

•                  become a member of Amcor in relation to any shares allocated to you on vesting and exercise of Awards;

•                  be bound by Amcor’s constitution in relation to any Shares allocated to you on vesting and exercise of Awards; and

•                  the personal information that you provide to the Company being used for the purposes of administration of the LTI Plan, including the disclosure of such information to any trustee or plan administrator (including so that the Company may comply with its statutory obligations).